U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     ---------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  May 29, 1998


                                COMPOSITECH LTD.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)

          0-20701                                       11-2710467
 (Commissioner File Number)                 (IRS Employer Identification Number)


                               120 Ricefield Lane
                            Hauppauge, New York 11788
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (516) 436-5200

Item 5. Other Events.

     On May 29, 1998, Compositech Ltd. (the "Company") issued 220 shares of 7% Series B Convertible Preferred Stock (the "Preferred Stock") aggregating $2.2 million in a private placement. The net proceeds of approximately $1,900,000 will be used for working capital and equipment.

     Holders of the Preferred Stock are entitled to dividends on a cumulative basis, payable quarterly in cash or common stock at the option of the Company except under certain conditions requiring the payment in cash. In the event of any voluntary or involuntary liquidation of the Company, holders of the Preferred Stock shall be entitled to receive the stated value of $10,000 per share plus all due but unpaid dividends before any distribution or payments are made to holders of the Company's Series A convertible preferred stock or common stock. The Preferred Stock does not have voting rights except in certain circumstances.

     Each share of the Preferred Stock is convertible at the option of the holder into shares of the Company's common stock from the earlier of August 27, 1998 or the date that a Registration Statement for the underlying shares of common stock is declared effective by the SEC. The shares of the Preferred Stock are convertible through May 29, 2000, at which time any remaining shares will be automatically converted into common stock. The conversion price for each share of the Preferred Stock is the lesser of $3.00 and 87 1/2% of the average five lowest daily trade prices of the Company's common stock during the 20 trading days preceding the conversion date, subject to a floor price of $1.50 per share.

     The underlying agreements provide for redemption in cash at the Company's option and mandatory redemption at the holders option under certain circumstances relating to, among others, the maintenance of listing of shares of the Company's common stock on a major exchange. The redemption price would be generally equivalent to the amount obtained if the Preferred Stock was converted into common stock at the then existing conversion price. The agreements also provide for adjustment of the conversion prices under certain circumstances.

     In addition to a cash commission, the Company issued warrants to purchase 125,000 shares of its common stock at $2.50 per share exercisable until May 29, 2003 as a finder's fee in connection with the foregoing transactions.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (c) Exhibits. The following exhibits accompany this Report:

        Exhibit
        Number             Exhibit Description
        ------             -------------------
        3.1                Certificate of Designations for 7% Series B
                           Convertible Preferred Stock dated as of May 29, 1998.

        10.1 Convertible Preferred Stock Purchase Agreement dated as of May 29, 1998, between the Company and JNC Opportunity Fund Ltd.

        10.2 Registration Rights Agreement dated as of May 29, 1998, between the Company and JNC Opportunity Fund Ltd.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           COMPOSITECH LTD.




                                           By: /s/  Samuel S. Gross
                                                    ---------------
                                                    Samuel S. Gross
                                                    Executive Vice President
                                                      and Treasurer


Date:  June 12, 1998

Index to Exhibits
-----------------


       Exhibit                                                                         Sequentially
        Number                           Description of Exhibit                        Numbered Page
        ------                           ----------------------                        -------------
         3.1            Certificate of Designations for 7% Series B Convertible
                        Preferred Stock dated as of May 29, 1998.

         10.1 Convertible Preferred Stock Purchase Agreement dated as of May 29, 1998, between the Company and JNC
                        Opportunity Fund Ltd.

         10.2 Registration Rights Agreement dated as of May 29, 1998, between the Company and JNC Opportunity Fund Ltd.